Exhibit 99.1

Antero Resources Announces $300 Million Offering of Senior Notes

DENVER, CO, July 27, 2011 — Antero Resources announced today that, subject to market conditions, it intends to offer $300 million in aggregate principal amount of senior unsecured notes due 2019 in a private placement to eligible purchasers. Antero intends to use the net proceeds of this offering to repay a portion of the outstanding borrowings under its senior secured revolving credit facility and for general corporate purposes, including potential acquisitions of additional properties in its core areas.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.